Exhibit 10.3

FIRST AMENDMENT TO THE

OLD LINE BANK

SALARY CONTINUATION PLAN AGREEMENT (2012-A Plan)

WHEREAS, Old Line Bank, (the “Bank”) and James Cornelsen, (the “Executive”) previously entered into the Old Line Bank Salary Continuation Plan Agreement (2012-A Plan), originally effective as of October 1st, 2012 (the “Agreement” or “Plan”); and

WHEREAS, the Agreement is designed to provide retirement benefits to the Executive upon certain enumerated events, payable out of the Bank’s general assets; and

WHEREAS, the Bank and the Executive have agreed to amend the Agreement to provide additional benefits per this Amendment.

NOW, THEREFORE, effective May 7, 2018 (the “Effective Date”), the Bank and the Executive hereby amend the Agreement as follows:

  Annuity Contract and Other Investments. For purposes of satisfying its obligations to provide benefits under the Plan and this Amendment, the Bank has invested in a Flexible Premium Indexed Deferred Annuity Contract issued by _________________ Insurance Company, contract #________ (the “Annuity Contract”), and may invest in such other annuity contracts (a) as the Bank may purchase from time to time in accordance with the Plan, the income value of which the Bank intends to serve as the measure of the Plan benefit for Executive and (b) are identified by Policy number in writing by the Bank as an “Annuity Contract” under the Plan. However, nothing in this Section shall require the Bank to invest in any particular form of investment. The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership, shall be the beneficiary of any death proceeds and shall at all times be entitled to the Annuity Contract’s cash surrender value. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating the Plan and this Amendment, provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value, with a comparable lifetime withdrawal feature and comparable benefit value.  Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

  Provision of Benefits for the Normal Retirement Benefit. In the event that benefits become payable under paragraph 3.1 of the Plan, the benefit amount shall be determined in accordance with the Plan and shall be paid in accordance with the terms of the Plan (the “Original Retirement Benefit”). A separate benefit amount shall be determined equal to the amount that is paid from the Annuity Contract designated under this Amendment through the cash withdrawal rider and shall commence at the same time as the Original Retirement Benefit, payable for the life of the Executive (the “Lifetime Retirement Benefit”). During the period that the Original Retirement Benefit amount is payable, the Original Retirement Benefit amount shall be offset by the Lifetime Retirement Benefit amount. In all respects other than the offset, the Original Retirement Benefit shall be paid in accordance with the terms of the Plan in a manner consistent therewith and with Section 409A of the Code. In addition, during the period that the Original Retirement Benefit amount is payable, the amount of the Lifetime Retirement Benefit that is equal to the Original Retirement Benefit shall be paid in accordance with the terms of the Original Retirement Benefit in a manner consistent the Plan and with Section 409A of the Code.

  Provision of Benefits for the Disability Benefit. In the event that benefits become payable under paragraph 3.4 of the Plan, the benefit amount shall be determined in accordance with the Plan and shall be paid in accordance with the terms of the Plan (the “Original Disability Benefit”). A separate benefit amount shall be determined equal to a portion of the amount that is paid from the Annuity Contract, as described below, designated under this Amendment through the cash withdrawal rider and shall commence at the same time as the Original Disability Benefit, payable for the life of the Executive (the “Lifetime Disability Benefit”). During the period that the Original Disability Benefit amount is payable, the Original Disability Benefit amount shall be offset by the Lifetime Disability Benefit amount. In all respects other than the offset, the Original Disability Benefit shall be paid in accordance with the terms of the Plan in a manner consistent therewith and with Section 409A of the Code. In addition, during the period that the Original Disability Benefit amount is payable, the amount of the Lifetime Disability Benefit that is equal to the Original Disability Benefit shall be paid in accordance with the terms of the Original Disability Benefit in a manner consistent the Plan and with Section 409A of the Code.
    The portion of the amount that is paid from the Annuity Contract is a percentage of the amount that is paid from the Annuity Contract through the Rider at Normal Retirement Age. This percentage is the ratio of the Account Balance on the Early Retirement Date to the projected Account Balance at Normal Retirement Age.

  Right to Purchase Asset. In the event any governmental agency having jurisdiction over the Bank has declared the Bank to be troubled, critically undercapitalized, received a CAMELS rating of 5, willfully violating a Cease and Desist Order or operating in an unsafe or unsound manner, the Executive shall be given a first right to purchase the Annuity Contracts as defined in the Agreement. Such offer will be made to the Executive in writing within thirty (30) days of such declaration by the governmental agency and Executive will have until sixty (60) days from the date of the offer to complete the purchase, after which the offer will be withdrawn. In this case, the Executive will be allowed a subsequent right to purchase the Annuity Contracts at the next such declaration by a governmental agency, as herein described, and any subsequent declaration, in the same manner.

IN WITNESS WHEREOF, both parties hereto acknowledge that each has carefully read and considered this Amendment and consent to the changes contained herein. Both parties have caused this Amendment to the Agreement, as identified above, to be executed this 7th day of May, 2018.

EXECUTIVE	OLD LINE BANK

______________________________	By:	/s/James W. Cornelsen

	Title:	President and Chief Executive Officer

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